EXHIBIT 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T

Susan Beatty
Media Relations
Piper Jaffray
Tel: 612 303-5680

F O R I M M E D I A T E R E L E A S E

Piper Jaffray Announces Restructuring of Senior Management Team

MINNEAPOLIS — May 18, 2006—Piper Jaffray Companies (PJC) announced today that it will restructure its senior management team following the sale of its Private Client Services business to UBS AG, which is expected to close in the third quarter of 2006.

“This restructuring reflects our transition to a capital markets-focused firm and our objective to more assertively grow our business and invest in products and services that broaden our client relationships,” said Andrew Duff, chairman and chief executive officer of Piper Jaffray Companies. “Ultimately, these changes will position us to serve as the primary advisor to more clients and help us achieve our goal of becoming the leading middle-market investment bank.”

As part of the restructuring, Thomas Schnettler, a 20-year veteran of Piper Jaffray, will move from head of corporate and institutional services to assume the role of vice chairman and chief financial officer, with broadened responsibility for leading corporate development and private equity activities and continued responsibility for the firm’s U.K. business. Schnettler will be replacing Sandra Sponem, current chief financial officer, who will be leaving the firm at the close of the sale to pursue other opportunities. Additionally, Robert Peterson will move to head of equities, a newly created position, from his current role as head of private client services. Peterson previously served as head of the firm’s research department.

Jon Salveson, head of investment banking, and Ben May, head of high-yield and structured products, will join the senior management team to ensure that all key business areas are directly engaged in the firm’s strategic decisionmaking. Salveson started at Piper Jaffray in 1993 and has led investment banking for the past two years. May, a 26-year veteran in the industry, joined the firm last year from Wachovia, where he built a full-service high-yield sales, trading and research department.

Addison (Tad) Piper, vice chairman, has announced he will retire from Piper Jaffray at year-end, and will step down from the management committee at the close of the sale of the Private Client Services business. Piper, who began his career at Piper Jaffray in 1969, previously served as chief executive officer from 1983 to 2000 and chairman from 1988 to 2003. Piper will continue to serve as a member of the board of directors following his retirement.

“I want to personally thank Sandy and Tad for their strong leadership and true partnership,” said Duff. “Their commitment to our clients, our communities, and our employees has played an important role in our firm’s success.”

The restructured senior management team will comprise the following individuals:

•	Andrew Duff, Chairman and Chief Executive Officer

•	James Chosy, General Counsel

•	Frank Fairman, Head of Public Finance Services

•	Todd Firebaugh, Chief Administrative Officer

•	Ben May, Head of High-Yield and Structured Products

•	Robert Peterson, Head of Equities

•	Jon Salveson, Head of Investment Banking

•	Thomas Schnettler, Vice Chairman and Chief Financial Officer

Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company currently operates through two primary revenue-generating segments: Capital Markets and Private Client Services. The sale of the company’s Private Client Services branch network, announced April 11, 2006, is currently pending. The company’s Capital Markets business generates revenue through two groups, Corporate and Institutional Services and Public Finance Services. Through its chief operating subsidiary in the U.S., Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray currently has approximately 2,800 employees in 107 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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